FOR IMMEDIATE RELEASE

WESTLAND ENTERS INTO MERGER AGREEMENT

FOR $315 PER SHARE WITH SUNCAL COMPANIES

ALBUQUERQUE, NEW MEXICO – (July 20, 2006) – Westland Development Co., Inc. today announced the signing of a definitive merger agreement pursuant to which Westland would be acquired by a member of the SunCal Companies group. Simultaneously with entering into a merger agreement with SunCal, Westland terminated its existing merger agreement with SHNM Acquisition Corp.

Westland entered into the merger agreement following the recommendation and approval of its Board of Directors. Under the terms of the merger agreement, Westland’s stockholders will receive $315 per share in cash upon completion of the merger, an 18% premium over the prior merger agreement submitted to Westland’s stockholders for approval. In addition, immediately prior to and subject to the completion of the merger, Westland will distribute to its stockholders as a dividend shares in Atrisco Oil & Gas LLC, a newly-formed company which will retain a 100% interest in Westland’s existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights on the Westland property for the benefit of Westland’s existing stockholders.

Upon completion of the merger, Westland will create a charitable trust to promote and preserve the ancestral and cultural heritage of Westland's stockholders and the history of the Atrisco Land Grant. Westland will fund the trust with contributions totaling $100 million and will donate to the trust the Santa Clara, San Jose de Armijo and Evangelico Cemeteries and the La Capillita Antigua, San Jose de Ranchos de Atrisco church and cemetery. The trust will continue to honor Westland’s policy of offering free burials to the Atrisco heirs at the cemeteries.

The merger is subject to the approval of Westland’s stockholders and other customary closing conditions. The merger will be considered at a special stockholders’ meeting expected to be held in September 2006. Westland intends to file a proxy statement with the SEC in the coming weeks describing the terms of the new transaction with SunCal.

“We are pleased that the Westland Board selected our offer as the ‘superior proposal,’ and we look forward to a vote of the stockholders to approve our merger agreement,” said Bill Myers, SunCal’s Regional President. Sosimo Padilla, Chairman of the Board of Directors of Westland, stated, “We are pleased to enter into the merger agreement with SunCal. We believe that the transaction will bring superior value to our stockholders and preserve the Atrisco heritage. This has been a long process for the Board and our stockholders and we look forward to concluding a transaction with SunCal.”

About Westland

Westland is a land holding and real estate development company that owns undeveloped land on Albuquerque’s west side and other retail business properties in Albuquerque, New Mexico and El Paso, Texas. Westland was formerly called the Town of Atrisco, a community land grant corporation which was the successor to the Spanish land grant called the Atrisco Grant.

About SunCal Companies

SunCal Companies has more than 70 years of experience acquiring, entitling and developing property for sale to leading residential and commercial builders. SunCal specializes in creating distinctive mixed-use and master-planned communities that emphasize quality of life, environmental and cultural sensitivity and recreational opportunities, and currently has more than 70 master-planned communities in various stages of development throughout California, Arizona and Nevada, including Ritter Ranch in Palmdale, California and Copper Canyon in Sparks, Nevada. For more information, please visit www.SunCal.com.

This document does not constitute a solicitation by Westland or its Board of Directors or executive officers of any approval or action of its stockholders. Westland will file a proxy statement and other relevant documents concerning the proposed transaction with SunCal with the SEC. Stockholders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, stockholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when it becomes available.

Forward Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release, other than historical facts, constitute forward–looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward–looking statements and any such forward–looking statements are qualified in their entirety by reference to the following cautionary statements. All forward–looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward–looking statements. Westland may not be able to complete the merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the other closing conditions.